UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   McKenna, Ronald F.
   Hamilton Sundstrand Corporation
   4949 Harrison Avenue
   P.O. Box 7003
   Rockford, IL  61125-7003
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   Sundstrand Corporation
   SNS
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   06/30/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President and Chief Operating Officer, Aerospace
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |12/18/|    |V|0.0250            |A  |$47.25     |---                |D     |---                        |
                           |98    |    |(|                  |   |           |                   |      |                           |
                           |      |    |1|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |12/18/|    |V|3.742             |A  |$46.875    |---                |D     |---                        |
                           |98    |    |(|                  |   |           |                   |      |                           |
                           |      |    |2|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |03/19/|    |V|0.0173            |A  |$68.3211   |---                |D     |---                        |
                           |99    |    |(|                  |   |           |                   |      |                           |
                           |      |    |1|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |03/19/|    |V|2.575             |A  |$68.375    |---                |D     |---                        |
                           |99    |    |(|                  |   |           |                   |      |                           |
                           |      |    |2|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
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Common Stock               |03/31/|    |V|12.116            |A  |$69.50     |---                |I     |401(k) Plan                |
                           |99    |    |(|                  |   |           |                   |      |                           |
                           |      |    |3|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |05/28/|    |V|17.191            |A  |$69.1875   |---                |I     |401(k) Plan                |
                           |99    |    |(|                  |   |           |                   |      |                           |
                           |      |    |3|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |06/02/|M(4)| |27,569            |A  |$70.625    |---                |D     |---                        |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |06/10/|J(5)| |12,000            |A  |$70.1191   |---                |D     |---                        |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |06/10/|J(6)| |75,441.4313       |D  |$70.1191   |-0-                |D     |---                        |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |06/10/|J(8)| |7,091.477         |D  |$70.1191   |-0-                |I     |401(k) Plan                |
                           |99    |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Nonqualified |$22.375 |06/02|M(4)| |1,500      |D  |     |     | Common Stoc|1,500  |       |---         |D  |---         |
Stock Option (Right to|        |/99  |    | |           |   |     |     |k           |       |       |            |   |            |
 Buy)w/Tandem Withhold|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ing Right             |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Nonqualified |$38.9375|06/02|M(4)| |18,750     |D  |     |     |Common Stock|18,750 |       |---         |D  |---         |
Stock Option (Right to|        |/99  |    | |           |   |     |     |            |       |       |            |   |            |
 Buy)w/Tandem Withhold|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ing Right             |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Nonqualified |$51.3125|06/02|M(4)| |30,000     |D  |     |     |Common Stock|30,000 |       |---         |D  |---         |
Stock Option (Right to|        |/99  |    | |           |   |     |     |            |       |       |            |   |            |
 Buy)w/Tandem Withhold|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ing Right             |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Nonqualified |$50.5938|06/02|M(4)| |35,000     |D  |     |     |Common Stock|35,000 |       |---         |D  |---         |
Stock Option (Right to|        |/99  |    | |           |   |     |     |            |       |       |            |   |            |
 Buy)w/Tandem Withhold|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ing Right             |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Restricted Stock Units|n/a     |06/10|J(5)| |12,000     |D  |     |     |Common Stock|12,000 |       |-0-         |D  |---         |
                      |        |/99  |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Nonqualified |(7)     |06/10|J(7)| |10,750     |D  |     |     |Common Stock|10,750 |       |-0-         |D  |---         |
Stock Option (Right to|        |/99  |    | |           |   |     |     |            |       |       |            |   |            |
 Buy)w/Tandem Withhold|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ing Right             |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1)Acquisition by the Reporting Person pursuant to dividend reinvestment on Sundstrand stock held in account with Smith Barney.
(2)Acquisition by the Reporting Person pursuant to dividend reinvestment under Sundstrand Corporation's Dividend Reinvestment Plan.
(3)Allocated to the Reporting Person's account pursuant to an automatic dividend reinvestment feature of the Sundstrand Corporation Employee
Savings Plan-Sundstrand Stock
Fund.
(4)Exercise of stock options held by the Reporting Person on June 2, 1999, preceding the merger of Sundstrand Corporation into United Technologies Corporation ("UTC"). The exercise value of the options resulted in 27,569 shares of Sundstrand common stock, which were restricted, being issued.
In connection with the merger with UTC, these shares were exchanged for the merger consideration of cash and UTC stock on June 10, 1999, with 15,383 UTC shares, which are restricted, being issued to the Reporting Person. (See Note 6 below.)
(5)In connection with the merger with UTC, 12,000 Sundstrand restricted stock units held by the Reporting Person were released. The released units were exchanged for 12,000 shares of Sundstrand common stock which in turn were exchanged for the merger consideration of cash and UTC stock on June 10, 1999, with 6,696 UTC shares being issued to the Reporting Person. (See Note 6 below.)
(6)In connection with the merger with UTC, the 75,441.4313 shares of Sundstrand common stock held by the Reporting Person were exchanged for the merger consideration of cash and UTC stock on June 10, 1999, with 42,096 UTC shares being issued to the Reporting Person. Of the 42,096 UTC shares issued, 15,383 were related to Sundstrand common stock shares issued prior to the merger in connection with the exercise of stock options
(see Note 4 above) and 6,696 were related to the release of restricted stock units (see Note 5 above).
(7)In connection with the merger with UTC, 10,750 exercisable options held by the Reporting Person were converted to UTC options. Of the 10,750 exercisable Sundstrand options held by the Reporting Person, 4,500 were at an exercise price of $22.375, and 6,250 were at an exercise price of $35.9375.
(8)In connection with the merger with UTC, shares of Sundstrand common stock held in the Reporting Person's Sundstrand Corporation Employee
Savings Plan-Sundstrand Stock Fund account were exchanged for the merger consideration of cash and UTC stock on June 10, 1999.